Newmont Announces Quarterly Revenue of $2.5 Billion, Cash Flow from Continuing Operations of $578 Million

This release should be read in conjunction with Newmont's Third Quarter 2012 Form 10-Q filed with the Securities and Exchange Commission on November 1, 2012 (available at www.newmont.com).

DENVER, Nov. 1, 2012 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today reported attributable net income from continuing operations of $400 million, or $0.81 per share, down 19% from $493 million, or $1.00 per share in the third quarter of 2011. Results for the third quarter of 2012 compared to the third quarter of 2011 were positively influenced by higher production from Nevada and at Yanacocha. Revenue from product sales also benefited from higher copper prices in the quarter. Results were also impacted by lower production and higher costs at Batu Hijau, (due to planned Phase 6 stripping), as well as previously announced lower ore tonnes and grade mined at Tanami and slightly lower grade at Ahafo due to mine sequencing. In addition, the Company incurred previously announced restructuring and other charges of $48 million. Adjusted net income[1]was $426 million, or $0.86 per share, compared with $635 million, or $1.29 per share, for the prior year quarter.

Quarterly Results

  Consolidated revenue of $2.5 billion, a decrease of 10% from the prior year quarter;
  Average realized gold and copper price of $1,659 per ounce and $3.55 per pound, down 2% and up 21%, respectively, from the prior year quarter;
  Attributable gold and copper production of 1.2 million ounces and 35 million pounds, down 5% and 38%, respectively, from the prior year quarter; attributable gold and copper sales of 1.2 million ounces and 37 million pounds, down 4% and 27%, respectively, from the prior year quarter;
  Gold and copper costs applicable to sales ("CAS") of $693 per ounce and $2.38 per pound, up 11% and 116%, respectively, from the prior year quarter;
  Cash flow from continuing operations of $578 million, down 54% from the prior year quarter; and
  Fourth quarter gold price-linked dividend payable of $0.35 per share, consistent with the prior year quarter.

"Balanced performance from our operating portfolio allowed us to deliver results that were on track with our expectations for the quarter with strong performances at both our Nevada complex in North America and Yanacocha in Peru offset by weaker performance in our Asia Pacific region, primarily at Boddington and Tanami in Australia," said Richard O'Brien, Chief Executive Officer. "We are also seeing clear progress on our commitment to deliver profitable ounces from new projects including our Akyem project in Ghana, which is 65% complete and proceeding on budget and on schedule to begin production in late 2013, and in Nevada where our Emigrant mine commenced production this quarter."

Newmont now expects to be at the low end of its previously announced 2012 outlook for attributable gold and copper production of 5.0 to 5.1 million ounces and 145 to 165 million pounds, and at the high end of its narrower CAS outlook range of between $650 and $675 per ounce (on a co-product basis), due to previously announced issues at Tanami, Boddington and Waihi. Newmont also increased its 2012 copper CAS outlook range to between $2.20 and $2.35 per pound, primarily due to higher cost production from Boddington and Batu Hijau in Indonesia.

Newmont is maintaining its 2012 attributable capital expenditure outlook of $2.7 to $3.0 billion, or $3.0 to $3.3 billion on a consolidated basis.

As previously announced, Newmont's Board of Directors approved a fourth quarter gold price-linked dividend payable of $0.35 per share[2] based upon the average London P.M. Gold Fix for the third quarter.

Operations

North America

Nevada – Attributable gold production in Nevada was 457,000 ounces at CAS of $661 per ounce during the third quarter. Gold production increased 7% from the prior year quarter due to higher mill grade at the Carlin Roaster, higher recovery at Mill 5 and higher leach placement as Emigrant commenced production, partially offset by lower grade at Phoenix. CAS per ounce increased 3% due to higher fuel prices, higher underground mining costs and lower capitalization of development costs, partially offset by higher by-product credits.

The Company is narrowing its outlook for 2012 attributable gold production of between 1.76 million and 1.78 million ounces at CAS of between $615 and $645 per ounce.

La Herradura – Attributable gold production at La Herradura in Mexico was 51,000 ounces at CAS of $608 per ounce during the third quarter. Gold production decreased 6% from the prior year quarter due to smelter adjustments, partially offset by additional leach placement. Leach placement was higher due to additional tons mined at Noche Buena. CAS per ounce increased 6% due to higher waste mining and employee profit sharing costs.

The Company is maintaining its outlook for 2012 attributable gold production of between 220,000 and 230,000 ounces at a higher CAS of between $585 and $615 per ounce, due to the expectation of mining lower grade material at Soledad and Dipolos due to mine sequencing.

South America

Yanacocha – Attributable gold production at Yanacocha in Peru was 182,000 ounces at CAS of $520 per ounce during the third quarter. Gold production increased 8% from the prior year quarter due to higher mill and leach pad recovery, partially offset by lower leach placement at Yanacocha, Carachugo and La Quinua. CAS per ounce decreased 15% due to higher production and lower mining costs, partially offset by higher royalties and lower by-product credits.

The Company is narrowing its outlook for 2012 attributable gold production to between 680,000 and 690,000 ounces at CAS of between $485 and $515 per ounce.

La Zanja – Attributable gold production during the third quarter at La Zanja in Peru was approximately 14,000 ounces.

The Company is maintaining its outlook for 2012 attributable gold production of between 50,000 and 60,000 ounces.

Asia Pacific

Boddington – Attributable gold and copper production during the third quarter at Boddington in Australia was 166,000 ounces and 16 million pounds, respectively, at CAS of $928 per ounce and $2.29 per pound, respectively. Gold and copper production increased 1% and 7%, respectively, from the prior year quarter due to higher mill grade. Gold CAS per ounce increased 25% from the prior year quarter due to higher mill maintenance costs and the impact of the carbon tax, which took effect in July 2012. Copper CAS increased 2% per pound due to higher mill maintenance costs, partially offset by higher copper production. CAS per ounce and per pound were also impacted by a stronger Australian dollar, net of hedging gains.

The Company is reducing its outlook for 2012 attributable gold production to between 725,000 and 750,000 ounces due to unplanned mill downtime, at a higher CAS of between $865 and $895 per ounce due to higher mill maintenance costs. The Company is maintaining its outlook for attributable copper production of between 70 and 80 million pounds at a slightly higher CAS of between $2.25 and $2.40 per pound, due to higher mill maintenance costs.

Batu Hijau – Attributable gold and copper production during the third quarter at Batu Hijau in Indonesia was 7,000 ounces and 19 million pounds, respectively, at CAS of $1,115 per ounce and $2.38 per pound, respectively. Gold and copper production decreased 89% and 54%, respectively, due to processing lower grade stockpile ore. Waste tons mined increased 57% from the prior year quarter as Phase 6 waste removal continues as planned. CAS increased 134% per ounce and 164% per pound, respectively, due to lower production and higher waste mining costs.

The Company is maintaining its outlook for 2012 attributable gold production of between 30,000 and 40,000 ounces of gold at a higher CAS of between $955 and $985 per ounce, due to higher waste mining costs. The Company is maintaining its outlook for attributable copper production of 75 to 85 million pounds at a slightly higher CAS of between $2.15 and $2.30 per pound, due to higher waste mining costs.

Other Australia/New Zealand – Attributable gold production during the third quarter was 222,000 ounces at CAS of $931 per ounce. Gold production decreased 14% from the prior year quarter due to lower underground mining rates at Tanami, a delay in open pit ore production at Waihi and lower grade at Jundee and Kalgoorlie, partially offset by higher throughput at Jundee and higher grade at Tanami. CAS per ounce increased 36% from the prior year quarter due to lower production, higher operating costs, a stronger Australian dollar, net of hedging gains and the impact of the carbon tax in Australia.

The Company is reducing its outlook for 2012 attributable gold production to between 935,000 and 960,000 ounces due to continued lower tonnes mined at Tanami and Waihi, at a higher CAS of between $885 and $915 per ounce due to lower production.

Africa

Ahafo – Attributable gold production during the third quarter at Ahafo in Ghana was 131,000 ounces at CAS of $561 per ounce. Gold production decreased 10% from the prior year quarter due to lower ore grade, partially offset by higher throughput and a drawdown of in-process inventory. CAS per ounce increased 12% from the prior year quarter due to lower production and higher labor costs, partially offset by lower power and mill maintenance costs.

The Company is maintaining its outlook for 2012 attributable gold production of between 555,000 to 570,000 ounces and narrowing its expected range of CAS to between $560 and $590 per ounce.

Capital Update

Consolidated capital expenditures were $811 million during the third quarter. Capital expenditures in North America were primarily related to the construction of the Phoenix secondary crusher and development of the Emigrant mine. Capital expenditures in South America were primarily related to the Conga and Merian projects, and the majority of capital expenditures in Asia Pacific were for surface and underground development. Capital expenditures in Africa were primarily related to the Akyem project. For the remainder of the year, 50% of 2012 consolidated capital expenditures are expected to be associated with major projects, while the remaining 50% is expected to be sustaining capital. Newmont is maintaining its 2012 attributable capital expenditure outlook to $2.7 to $3.0 billion, or $3.3 to $3.6 billion on a consolidated basis.

2012 Outlook

	Attributable Production	Consolidated CAS	Consolidated Capital	Attributable Capital
Region	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures ($M)	Expenditures ($M)

Nevada	1,760 - 1,780	$615 - $645	$750 - $800	$750 - $800
La Herradura	220 - 230	$585 - $615	$80 - $130	$80 - $130
North America	1,980 - 2,010	$615 - $645	$850 - $900	$850 - $900
Yanacocha	680 - 690	$485 - $515	$530 - $580	$270 - $310
La Zanja	50 - 60	n/a	-	-
Conga	-	-	$500 - $600	$250 - $300
South America	730 - 750	$485 - $515	$1,100 - $1,200	$550 - $600
Boddington	725 - 750	$865 - $895	$150 - $200	$150 - $200
Other Australia/NZ	935 - 960	$885 - $915	$325 - $375	$325 - $375
Batu Hijau[d]	30 - 40	$955 - $985	$200 - $225	$100 - $125
Asia Pacific	1,690 - 1,750	$870 - $900	$700 - $800	$600 - $700
Ahafo	555 - 570	$560 - $590	$240 - $270	$240 - $270
Akyem	-	-	$370 - $420	$370 - $420
Africa	555 - 570	$560 -$590	$600 - $700	$600 - $700
Corporate/Other	-	-	$55 - $65	$55 - $65
Total Gold	5,000 - 5,100	$650 - $675 [a,b]	$3,300 - $3,600 [c]	$2,700 - $3,000
Boddington	70 - 80	$2.25 - $2.40	-	-
Batu Hijau[d]	75 - 85	$2.15 - $2.30	-	-
Total Copper	145 - 165	$2.20 - $2.35

[a] 2012 Attributable CAS Outlook is $640 - $690 per ounce.
[b] 2012 Net Attributable CAS Outlook (inclusive of by-product credits) is $600 - $650 per ounce.
[c] Includes capitalized interest of approximately $140 million.
[d] Assumes Batu Hijau economic interest of 48.5% for 2012, subject to final divestiture obligations.

2012 Outlook and Assumptions
Description	Consolidated Expenses ($M)	Attributable Expenses ($M)

General & Administrative	$200 - $220	$200 - $220
Interest Expense	$240 - $260	$230 - $250
DD&A	$1,050 - $1,080	$890 - $920
Exploration Expense	$370 - $400	$340 - $370
Advanced Projects & R&D	$410 - $440	$350 - $380
Tax Rate	~32%	~32%
Assumptions
Gold Price ($/ounce)	$1,500	$1,500
Copper Price ($/pound)	$3.50	$3.50
Oil Price ($/barrel)	$90	$90
AUD Exchange Rate	$1.00	1.00

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Sales	$2,480	$2,744	$7,392	$7,593

Costs and expenses
Costs applicable to sales (1)	1,088	1,008	3,107	2,865
Amortization	272	270	751	776
Reclamation and remediation	17	6	49	63
Exploration	115	104	309	255
Advanced projects, research and development	74	93	258	247
General and administrative	51	50	162	145
Other expense, net	131	36	377	196
	1,748	1,567	5,013	4,547
Other income (expense)
Other income, net	52	(76)	121	3
Interest expense, net	(67)	(65)	(190)	(193)
	(15)	(141)	(69)	(190)
Income before income and mining tax and other items	717	1,036	2,310	2,856
Income and mining tax expense	(228)	(371)	(746)	(863)
Equity income (loss) of affiliates	(9)	10	(39)	12
Income from continuing operations	480	675	1,525	2,005
Loss from discontinued operations	(33)	-	(104)	(136)
Net income	447	675	1,421	1,869
Net income attributable to noncontrolling interests	(80)	(182)	(285)	(475)
Net income attributable to Newmont stockholders	$367	$493	$1,136	$1,394

Net income attributable to Newmont stockholders:
Continuing operations	$400	$493	$1,240	$1,530
Discontinued operations	(33)	-	(104)	(136)
	$367	$493	$1,136	$1,394
Income per common share
Basic:
Continuing operations	$0.81	$1.00	$2.50	$3.10
Discontinued operations	(0.07)	-	(0.21)	(0.28)
	$0.74	$1.00	$2.29	$2.82
Diluted:
Continuing operations	$0.81	$0.98	$2.48	$3.05
Discontinued operations	(0.07)	-	(0.21)	(0.27)
	$0.74	$0.98	$2.27	$2.78

Cash dividends declared per common share	$0.35	$0.30	$1.05	$0.65

(1) Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating activities:
Net income	$447	$675	$1,421	$1,869
Adjustments:
Amortization	272	270	751	776
Loss from discontinued operations	33	-	104	136
Reclamation and remediation	17	6	49	63
Deferred income taxes	13	(68)	25	(106)
Stock based compensation and other non-cash benefits	19	18	55	62
Impairment of marketable securities	7	174	39	175
Gain on asset sales, net	(2)	(15)	(12)	(68)
Other operating adjustments and write-downs	43	6	149	102
Net change in operating assets and liabilities	(271)	197	(1,039)	(343)
Net cash provided from continuing operations	578	1,263	1,542	2,666
Net cash used in discontinued operations	(4)	(2)	(12)	(4)
Net cash provided from operations	574	1,261	1,530	2,662
Investing activities:
Additions to property, plant and mine development	(816)	(761)	(2,394)	(1,781)
Proceeds from sale of marketable securities	103	19	209	74
Purchases of marketable securities	(13)	(2)	(209)	(17)
Acquisitions, net	-	(10)	(22)	(2,301)
Proceeds from sale of other assets	-	-	13	6
Other	(11)	6	(48)	(9)
Net cash used in investing activities	(737)	(748)	(2,451)	(4,028)
Financing activities:
Proceeds from debt, net	-	1,023	3,343	1,798
Repayment of debt	(15)	(1,113)	(1,956)	(2,086)
Payment of conversion premium on debt	-		(172)	-
Dividends paid to common stockholders	(174)	(148)	(521)	(321)
Dividends paid to noncontrolling interests	-	-	(3)	(17)
Proceeds from stock issuance, net	5	27	20	35
Other	(1)	3	(2)	3
Net cash provided from (used in) financing activities	(185)	(208)	709	(588)
Effect of exchange rate changes on cash	-	(25)	1	33
Net change in cash and cash equivalents	(348)	280	(211)	(1,921)
Cash and cash equivalents at beginning of period	1,897	1,855	1,760	4,056
Cash and cash equivalents at end of period	$1,549	$2,135	$1,549	$2,135

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At September 30,	At December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$1,549	$1,760
Trade receivables	314	300
Accounts receivable	470	320
Investments	89	94
Inventories	842	714
Stockpiles and ore on leach pads	720	671
Deferred income tax assets	251	396
Other current assets	1,089	1,133
Current assets	5,324	5,388
Property, plant and mine development, net	17,472	15,881
Investments	1,397	1,472
Stockpiles and ore on leach pads	2,775	2,271
Deferred income tax assets	1,659	1,605
Other long-term assets	896	857
Total assets	$29,523	$27,474
LIABILITIES
Debt	$25	$689
Accounts payable	612	561
Employee-related benefits	320	307
Income and mining taxes	87	250
Other current liabilities	1,527	2,133
Current liabilities	2,571	3,940
Debt	6,099	3,624
Reclamation and remediation liabilities	1,276	1,169
Deferred income tax liabilities	2,186	2,147
Employee-related benefits	479	459
Other long-term liabilities	396	364
Total liabilities	13,007	11,703

EQUITY
Common stock	786	784
Additional paid-in capital	8,307	8,408
Accumulated other comprehensive income	595	652
Retained earnings	3,667	3,052
Newmont stockholders' equity	13,355	12,896
Noncontrolling interests	3,161	2,875
Total equity	16,516	15,771
Total liabilities and equity	$29,523	$27,474

Regional Operating Statistics
Production Statistics Summary

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gold
Consolidated ounces produced (thousands):
North America
Nevada	457	426	1,270	1,216
La Herradura	51	54	164	156
	508	480	1,434	1,372
South America
Yanacocha	354	328	1,110	958

Asia Pacific
Boddington	166	164	508	528
Batu Hijau	16	133	54	276
Other Australia/New Zealand	222	259	694	802
	404	556	1,256	1,606
Africa
Ahafo	131	146	438	478
	1,397	1,510	4,238	4,414

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	16	15	48	43
Batu Hijau	39	82	124	223
	55	97	172	266

Gold
Attributable ounces produced (thousands):
North America
Nevada	457	426	1,270	1,216
La Herradura	51	54	164	156
	508	480	1,434	1,372
South America
Yanacocha	182	169	570	492
Other South America Equity Interests	14	19	40	49
	196	188	610	541

Asia Pacific
Boddington	166	164	508	528
Batu Hijau	7	65	26	134
Other Australia/New Zealand	222	259	694	802
Other Asia Pacific Equity Interests	7	4	16	12
	402	492	1,244	1,476
Africa
Ahafo	131	146	438	478
	1,237	1,306	3,726	3,867

Copper
Attributable pounds produced (millions):
Asia Pacific
Boddington	16	15	48	43
Batu Hijau	19	41	60	109
	35	56	108	152

CAS and Capital Expenditures
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gold
Costs Applicable to Sales ($/ounce)(1)
North America
Nevada	$661	$641	$661	$640
La Herradura	608	575	585	498
	655	633	652	624
South America
Yanacocha	520	610	481	578

Asia Pacific
Boddington	928	743	886	657
Batu Hijau	1,115	476	985	423
Other Australia/New Zealand	931	684	850	623
	937	652	870	597
Africa
Ahafo	561	501	571	465
Average	$693	$622	$664	$587
Attributable to Newmont	$716	$628	$689	$593
Copper
Costs Applicable to Sales ($/pound)(1)
Asia Pacific
Boddington	$2.29	$2.25	$2.33	$2.12
Batu Hijau	2.38	0.90	2.19	1.01
Average	$2.38	$1.10	$2.23	$1.17
Attributable to Newmont	$2.35	$1.25	$2.23	$1.30
(1) Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Consolidated Capital Expenditures ($ million)
North America
Nevada	$150	$152	$520	$380
La Herradura	12	28	41	55
Other North America	9	33	9	74
	171	213	570	509
South America
Yanacocha	149	117	392	244
Conga	125	197	467	448
	274	314	859	692
Asia Pacific
Boddington	25	47	77	122
Batu Hijau	37	61	98	149
Other Australia/New Zealand	77	78	214	212
Other Asia Pacific	4	4	12	8
	143	190	401	491
Africa
Ahafo	68	34	176	71
Akyem	116	60	305	127
	184	94	481	198
Corporate and Other	39	5	76	23
Total - Accrual Basis	$811	$816	$2,387	$1,913
Change in Capital Accrual	5	(55)	7	(132)
Total - Cash Basis	$816	$761	$2,394	$1,781
Attributable to Newmont (Accrual Basis)	$659	$632	$1,919	$1,500

Supplemental Information

Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income
Management uses the non-GAAP financial measure Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income attributable to Newmont stockholders	$367	$493	$1,136	$1,394
Loss from discontinued operations	33	-	104	136
Impairments/asset sales, net	6	142	30	110
Restructuring and other	20	-	20	-
Boddington contingent consideration	-	-	8	-
Fronteer acquisition costs	-	-	-	18
Income tax benefit from internal restructuring	-	-	-	(65)
Adjusted net income	$426	$635	$1,298	$1,593
Adjusted net income per share, basic	$0.86	$1.29	$2.62	$3.23
Adjusted net income per share, diluted	$0.85	$1.26	$2.60	$3.17

Costs Applicable to Sales per Ounce/Pound
Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure of this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

Costs applicable to sales per ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Costs applicable to sales:
Consolidated per financial statements(1)	$950	$907	$2,746	$2,541
Noncontrolling interests(2)	(99)	(128)	(278)	(333)
Attributable to Newmont	$851	$779	$2,468	$2,208

Gold sold (thousand ounces):
Consolidated	1,370	1,458	4,138	4,327
Noncontrolling interests(2)	(181)	(218)	(554)	(601)
Attributable to Newmont	1,189	1,240	3,584	3,726

Costs applicable to sales per ounce:
Consolidated	$693	$622	$664	$587
Attributable to Newmont	$716	$628	$689	$593

(1)Includes by-product credits of $57 and $165 in the third quarter and first nine months of 2012, respectively and $70 and $237 in the third quarter and first nine months of 2011, respectively.
(2)Relates to partners' interests in Batu Hijau and Yanacocha.

Costs applicable to sales per pound
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Costs applicable to sales:
Consolidated per financial statements(1)	$138	$101	$361	$324
Noncontrolling interests(2)	(51)	(37)	(131)	(124)
Attributable to Newmont	$87	$64	$230	$200

Copper sold (million pounds):
Consolidated	58	92	162	276
Noncontrolling interests(2)	(21)	(41)	(59)	(122)
Attributable to Newmont	37	51	103	154

Costs applicable to sales per pound:
Consolidated	$2.38	$1.10	$2.23	$1.17
Attributable to Newmont	$2.35	$1.25	$2.23	$1.30

(1)Includes by-product credits of $3 and $8 in the third quarter and first nine months of 2012, respectively and $7 and $23 in the third quarter and first nine months of 2011, respectively.
(2)Relates to partners' interests in Batu Hijau.

Net attributable costs applicable to sales per ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Attributable costs applicable to sales:
Gold	$851	$779	$2,468	$2,208
Copper	87	64	230	200
	938	843	2,698	2,408

Copper revenue:
Consolidated	(206)	(273)	(569)	(991)
Noncontrolling interests(1)	75	119	209	434
	(131)	(154)	(360)	(557)
Net attributable costs applicable to sales	$807	$689	$2,338	$1,851

Attributable gold ounces sold (thousands)	1,189	1,240	3,584	3,726
Net attributable costs applicable to sales per ounce	$679	$556	$652	$497

(1)Relates to partners' interests in Batu Hijau.

Conference Call Information

A conference call will be held on Friday, November 2, 2012 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	800-834-5839
Intl Replay Number	203-369-3351
Replay Passcode	2012

Webcast Details
URL	http://services.choruscall.com/links/newmont121102.html

Please download the free Newmont Investor Relations iPad application from the Apple Online App Store, keyword search "Newmont".

Cautionary Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates and expectations regarding the Company's strategy and plans; (ii) estimates of future mineral production and sales; (iii) estimates of future operating costs, costs applicable to sales and other costs; (iv) estimates of future capital expenditures and consolidated advanced projects, research and development expenditures; and (v) the Company's exploration pipeline and expectations regarding the development, growth and exploration potential of the Company's projects, including project start dates, ramp up, life, pipeline timelines (including commencement of mining, drilling and stage gate advancement and expansion opportunities) and expected project returns; (vi) potential ounces or tons of reserves, non-reserve mineralization and potential resources; (vii) dividend payments and increases; (viii) future liquidity, cash and balance sheet expectations; and (ix) other financial outlook for the Company's operations and projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political, social and legal developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels and such supplies otherwise being available on bases consistent with the Company's current expectations; and (vii) the accuracy of our current mineral reserve and mineral resource estimates and exploration information. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to: (i) gold and other metals price volatility; (ii) currency fluctuations; (iii) increased capital and operating costs and scarcity of competition for required labor and supplies; (iv) variances in ore grade or recovery rates from those assumed in mining plans; (v) political and operational risks; (vi) community relations, conflict resolution and outcome of projects or oppositions; and (vii) governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2011 Annual Report on Form 10-K, filed on February 24, 2012, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

[1] Non-GAAP measure. See page 11 for reconciliation.

[2] Payable on December 28, 2012 to shareholders of record as of December 6, 2012.

CONTACT: Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com or Diane Reberger, +1-303-967-9455, diane.reberger@newmont.com, or Investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com